Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and in the related Prospectuses of Marriott International, Inc.:

(1) Form S-3 ASR No. 333-179554,
(2) Form S-8 No. 333-166703,
(3) Form S-8 No. 333-161194,
(4) Form S-8 No. 333-125216,
(5) Form S-8 No. 333-55350, and
(6) Form S-8 No. 333-36388;

of our report dated February 20, 2014 (except for Note 14, as to which the date is July 3, 2014), with respect to the consolidated financial statements of Marriott International, Inc., and our report on the effectiveness of internal control over financial reporting of Marriott International, Inc. dated February 20, 2014,included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

McLean, Virginia
July 3, 2014